Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) between Tidewater Inc., a Delaware corporation (the “Company”), and J. Keith Lousteau (the “Executive”) is dated as of May 10, 2007 (the “Agreement Date”).

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified:

Section 1.1 Cause. “Cause” shall mean:

(a) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the board of directors of the Company (the “Board”) which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;

(b) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; or

(c) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or its Affiliates. The cessation of employment of the Executive shall not be deemed to be for Cause unless his action or inaction meets the foregoing standard and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (a), (b) or (c) above, and specifying the particulars thereof in detail.

Section 1.2 Confidential Information. “Confidential Information” shall mean any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of any of the Companies, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by any of the Companies, whether produced by any of the Companies or any of their respective consultants, agents or independent contractors or by the Executive, and whether or not marked confidential, including without limitation information relating to any of the Companies’ services, projects or jobs, estimating or bidding procedures, bidding strategies, business plans, business acquisitions, joint ventures, trade secrets, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, pricing information and analyses, employee lists, customer records, customer lists, customer source lists, and internal notes and memoranda relating to any of the foregoing.

Section 1.3 Date of Termination. “Date of Termination” shall mean (a) if the Executive’s employment is terminated by the Company, the date on which the Company notifies the Executive of such termination or any later date specified in the notice of termination, or (b) if the Executive’s employment is terminated voluntarily by the Executive, the date on which the Executive notifies the Company of such termination or any later date specified therein (which date shall not be more than 15 days after the giving of such notice); but only if such termination of employment under (a) or (b) qualifies as a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended.

(a) Good Reason. “Good Reason” shall mean a material breach by the Company of the terms of this Agreement, without the Executive’s prior consent; provided that the Executive must provide the Company with written notice of the existence of such breach within 90 days of such breach and the Company shall not have remedied such breach within 30 days of receipt of such written notice.

ARTICLE 2

COVENANTS OF THE COMPANY ANDTERM

Section 2.1 Covenants of the Company. While this Agreement remains in effect:

(a) the Company shall not reduce Executive’s base salary;

(b) the Company shall not reduce the Executive’s annual bonus opportunity, expressed as a percentage of base salary, and the Executive shall continue to participate in the Company’s annual bonus arrangement for executive officers with the same Company performance criteria applicable to other executive officers of the Company other than the Chief Executive Officer;

(c) the Company shall not reduce the Executive’s employee benefits (except for any reduction in employee benefits that is attributable to a reduction in group benefits offered by the Company); and

(d) the Company shall not transfer the Executive to a Company location other than Houston, Texas or New Orleans, Louisiana, except under circumstances where the Company relocates the majority of its executive team to such location.

Section 2.2 Term. This Agreement shall commence on the Agreement Date and continue in effect through the third anniversary date of the date of the Agreement.

ARTICLE 3

OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

Section 3.1 Termination of Employment by the Company without Cause or by the Executive for Good Reason. If during the term of this Agreement, the employment of the Executive is terminated by the Company without Cause or is terminated by the Executive for Good Reason, the Executive shall be entitled to the following, in addition to the sums payable in accordance with Section 3.3:

(a) An amount equal to three times the sum of (1) the Executive’s base salary at the rate in effect on the Date of Termination and (2) the average of the annual bonuses earned by the Executive, inclusive of the bonus bank, with respect to the three full fiscal years that immediately preceded the year in which the Date of Termination occurs under the Company’s annual bonus plan, which payment is intended to constitute a short-term deferral under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). The Company shall pay such amounts in a lump sum on the eighth day following the Executive’s execution of the Waiver and Release in the form attached as Exhibit A.

(b) For a period of 18 months following the Date of Termination, the Company shall continue to provide group life insurance, long-term disability insurance and health insurance benefits (collectively, the “Group Benefits”) to the Executive commensurate with those received by the Executive immediately prior to the Date of Termination or, alternatively, the Company shall compensate the Executive for the out-of-pocket costs incurred by the Executive to obtain commensurate benefits, including a gross-up payment to the Executive for the income tax consequences of such reimbursements (but not a gross-up for any other purpose); provided, however, that if the Executive is provided some or all of his Group Benefits by a subsequent employer, the Company’s obligation hereunder shall be limited to the obligation to make up any shortfall, if and to the extent the benefits provided by the subsequent employer are less favorable than those provided by the Company, and provided further, that Executive shall submit all benefit claims and requests for reimbursement hereunder in a timely manner in order that all payments due under this Section 3.1(b) may be made no later than the end of the calendar year following the year in which the expense was incurred, after which time no payments shall be made. Any gross-up payment made hereunder shall be made no later than the end of the calendar year following the calendar year in which Executive remits the related taxes to the applicable taxing authorities.

(c) Continuation coverage under the Company’s plan(s) in accordance with and pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and the Company’s group health plan(s), under the same terms and conditions applicable to other Company employees, for amounts incurred within 18 months following the Date of Termination.

(d) Any stock options or restricted stock granted to the Executive by the Company that are not then vested shall become fully vested. To the extent this Section 3.1(d) changes the terms of stock options or restricted stock held by the Executive now or in the future in a manner that is beneficial to the Executive, this Section 3.1(d) shall be deemed to be an amendment to the agreement between the Company and the Executive setting forth the terms of such awards and shall form a part of such agreement.

(e) The Company at its cost, and up to a maximum of $25,000, shall provide to the Executive outplacement assistance by a reputable firm specializing in such services for the period beginning with the Date of Termination and for a period of 18 months following the Date of Termination; provided that all such payments by the Company for such services shall be made no later than the last day of the calendar year following the year in which the cost for the outplacement services was incurred.

(f) Any positive balance in the Executive’s bonus bank at the Date of Termination shall be paid by the Company to the Executive in a lump sum on the eighth day following the Executive’s execution of the Waiver and Release in the form attached as Exhibit A.

Section 3.2 Other Severance Plans. If the Executive becomes entitled to receive severance benefits under Section 3.1, the Company shall not be required to pay to the Executive any additional severance payment under any other severance or salary continuation policy, plan, agreement or arrangement in favor of the officers or employees of the Company or its Affiliates unless such other policy, plan, agreement or arrangement expressly provides to the contrary, or unless Executive elects to take the benefits of such other plan or plans in lieu of the severance benefit payable under Section 3.1, provided, however, that with respect to any change of control agreement between the Executive and the Company, the Executive, following a change of control (as defined in such agreement) shall have the right to claim the benefits under such agreement in accordance with its terms, or to claim the benefits under this Agreement in accordance with the terms hereof, but may not claim benefits under both agreements.

Section 3.3 Accrued Obligations and Other Benefits. Upon termination of the Executive’s employment for any reason, the Company shall promptly pay the Executive or his legal representatives, in addition to any other benefits specifically provided herein, and in addition to any other benefits in which the Executive is vested or becomes vested by virtue of the termination of his employment (a) the Executive’s base salary accrued through the Date of Termination to the extent not previously paid, (b) any accrued vacation pay, to the extent not previously paid, and (c) any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy, practice or agreement of the Company.

Section 3.4 Stock Options and Restricted Stock. The benefits provided for in this Article 3 are intended to be in addition to the value or benefit of any stock options or restricted stock, the exercisability or vesting which is accelerated or otherwise enhanced, pursuant to the terms of any stock incentive plan or agreement heretofore or hereafter adopted by the Company, upon a termination of Executive’s employment.

ARTICLE 4

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Section 4.1 Nondisclosure of Confidential Information. For so long as Executive is an employee of the Company, the Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by the Executive during the Executive’s employment (whether prior to or after the Agreement Date) and shall use such Confidential Information solely in the good faith performance of his duties for the Company. If the employment of the Executive is terminated for any reason, then, commencing with the Date of Termination and continuing perpetually thereafter, the Executive agrees (a) not to communicate or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company upon its written request any Confidential Information in his possession. In the event that the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Executive shall give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. Provided the Executive is in compliance with the requirements of this Section 4.1, nothing herein shall limit the Executive’s ability to seek or accept employment with any successor employer that might be in direct competition with the Company or to use his general industry knowledge.

Section 4.2 Injunctive Relief; Forfeiture of Future Payments and Benefits; Other Remedies. The Executive acknowledges that a breach by the Executive of Section 4.1 herein would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of Section 4.1 herein during or after the Date of Termination, the Company shall be entitled to injunctive relief restraining the Executive from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Executive, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach. In addition to the exercise of the foregoing remedies, the Company shall have the right upon the occurrence of any such breach to cancel any unpaid severance payments, salary, bonus, commissions or reimbursements otherwise outstanding at the Date of Termination. In particular, the Executive acknowledges that the payments provided under Article 3 are conditioned upon the Executive fulfilling the nondisclosure agreement contained in this Article 4. If the Executive shall at any time materially breach the nondisclosure agreement contained in this Article 4, the Company may suspend or eliminate payments and benefits under Article 3 during the period of such breach or threatened breach. The Executive acknowledges that any such suspension or elimination of payments would be an exercise of the Company’s right to suspend or terminate its performance hereunder upon the Executive’s breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Binding Effect; Successors.

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns, but the Company may assign this Agreement only (i) to one of its affiliates, provided the Company guarantees such affiliate’s performance of its obligations under this Agreement, or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company; and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(b) This Agreement is personal to the Executive and shall not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

Section 5.2 Notices. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows:

If to the Company, to:

Tidewater Inc.

Pan-American Life Center

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

Attention: Dean E. Taylor

Facsimile: 504-566-4511

Email: detaylor@tdw.com

If to the Executive, to:

J. Keith Lousteau

136 W. Ruelle Drive

Mandeville LA 70471

Facsimile: 504-566-4511

Email: loosetoe@charter.net

or such other address as to which any party hereto may have notified the other in writing.

Section 5.3 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws.

Section 5.4 Withholding. The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

Section 5.5 Amendment, Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both parties.

Section 5.6 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

Section 5.7 Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

Section 5.8 Company’s Reservation of Rights. The Executive acknowledges and understands that the Executive serves at the pleasure of the board of directors and that the Company has the right at any time to terminate the Executive’s status as an employee of the Company, or to change or diminish his status, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

Section 5.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 5.10 Release. Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any payments pursuant to Article 3 of this Agreement unless Executive has executed a general release of all claims Executive may have against the Company and its Affiliates in the form attached as Exhibit A hereto and such release has become final.

Section 5.11 Resignation from Board of Directors. If the Executive is a director of the Company or any of its Affiliates and his status as an employee is terminated for any reason other than death, the Executive shall, if requested by the Company or its affiliates, as the case may be, and as a condition to be paid or refunded any amounts or benefits hereunder, immediately resign as a director of the Company or the affiliates, as the case may be.

Section 5.12 Company’s Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization or any applicable law or regulation and that this Agreement is enforceable in accordance with its terms.

Section 5.13 Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

Section 5.14 Deferred Compensation Laws. In the event that the compensation agreed to be paid to the Executive by the Company hereunder is non-qualified deferred compensation subject to the Section 409A and the provisions hereof do not meet the requirements of Section 409A, the parties agree to consider and to negotiate in good faith amendments to the Agreement necessary or desirable to avoid additional taxes and penalties imposed by the Act as a result of the compensation agreed to be paid hereunder.

Section 5.15 Prohibition on Acceleration of Payments. No acceleration of the timing of the payments and benefits provided herein that constitute non-qualified deferred compensation under Section 409A shall be permitted, except as permitted by Section 409A, which permits, among other things, (a) payments necessary to pay taxes and penalties arising as a result of the payment and benefits provided for in this Agreement failing to meet the requirements of Section 409A or (b) payments in connection with a termination of the Agreement under the provisions of Section 409A that allow termination and payout in the event of a corporate dissolution, bankruptcy, in the event of the termination of all similar compensation arrangements that would be aggregated with the Agreement under Section 409A or in connection with a change of control event, as described in Section 409A.

Section 5.16 Indemnification. The benefits provided herein are in addition to any rights to indemnification provided to the Executive as an officer of the Company pursuant to the Company’s Certificate of Incorporation and its Bylaws.

Section 5.17 Non-Mitigation. The parties agree that the Executive shall not be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive pursuant to this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the Agreement Date.

COMPANY: TIDEWATER INC.

By:	/s/ Dean E. Taylor
Name:	Dean E. Taylor
Title	Chairman of the Board, President and Chief Executive Officer

EXECUTIVE:

/s/ J. Keith Lousteau
J. Keith Lousteau

Exhibit A

To Severance Agreement

Form of

WAIVER AND RELEASE

WHEREAS, Tidewater Inc., a Delaware corporation (the “Company”), and                          (the “Executive”) are parties to that certain Severance Agreement (the “Agreement”) dated as of May 10, 2007; and

WHEREAS, as a result of the Executive’s termination of employment, the Executive is entitled to receive certain benefits pursuant to the Agreement, the receipt of which is conditioned upon the Executive’s execution of this Waiver and Release pursuant to Section 5.10 of the Agreement.

1. Waiver and Release by the Executive. In consideration of the Company’s provision of the benefits set forth in the Agreement, the Executive hereby and forever, irrevocably and unconditionally, waives and releases the Company from (a) any and all rights, claims and causes of action against the Company of whatever kind or nature, known or unknown, asserted or unasserted, that arise or exist as a result of acts or omissions prior to the date of Executive’s execution of this Waiver and Release and (b) any and all claims or rights against the Company arising or that could be asserted under the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Louisiana Employment Discrimination Law, La. R.S. 23:331 et seq.; the Louisiana penalty wage statute, La. R.S. § 631 and 632; the Louisiana Whistleblower Law, La. Rev. Stat. Ann. § 23:967; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Age Discrimination in Employment Act and the Older Workers’ Benefits Protection Act, 29 U.S.C. § 621, et seq.; the Equal Pay Act, 29 U.S.C. § 206, et seq.; Executive Order 11246 and its implementing regulations or any other federal, state, or local statute, law, rule or regulation concerning employment discrimination or otherwise concerning the employment relationship. In addition, it is understood and agreed that by this Waiver and Release, Employee waives any claims he may have against the Company based on any other theory of liability, statutory or non-statutory, in contract or in tort, for wrongful or constructive discharge or breach of any express or implied employment contract or agreement. It is further understood and agreed that the parties covered by the Executive’s waiver and release include the Company’s present and former shareholders, officers, directors, employees, agents, insurers, assigns, predecessors, and successors, and that any reference to the Company in this Agreement is understood to include all of the foregoing persons or entities. Notwithstanding the foregoing, the Executive does not waive any rights under or pursuant to the Agreement, rights under benefits plans of the Company or rights under the Company’s current Bylaws, including rights to indemnification and advancement provided therein.

2. Review and Consultation; Information Provided to the Executive. It is understood and agreed that the Executive has executed this Waiver and Release voluntarily and that such execution by the Executive is not based upon any representations or promises of any kind made by the Company or any of its representatives except as expressly recited in the Agreement. The Executive further acknowledges that he has read and fully understands each

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paragraph of the Agreement and this Waiver and Release, that he was advised in writing by the Company to consult with an attorney prior to executing this Waiver and Release, and that he has availed himself of legal or other counsel to the full extent that he desires. The Executive also acknowledges that he was advised in writing by the Company that he could take up to twenty-one (21) days within which to consider and sign this Waiver and Release and that he has considered this Waiver and Release to the full extent that he desires.

Finally, the Executive agrees and acknowledges that the consideration provided under the Agreement is in addition to any other payments, benefits or other things of value to which he is entitled and that he would not be entitled to any of the consideration provided under the Agreement in the absence of his execution and acceptance of this Waiver and Release.

3. Right of Revocation. The Executive shall have seven (7) days following his execution of this Waiver and Release within which to exercise a right of revocation, and this Waiver and Release will not be enforceable or effective, and no payments shall be made pursuant to the Agreement, until the expiration of such seven-day period. Any such revocation of this Waiver and Release must be communicated in writing and delivered in person or by fax to the Company as specified in the Agreement not later than the close of business on the seventh (7th) day following the Executive’s execution of this Waiver and Release. Otherwise, such revocation shall be of no force or effect.

This Waiver and Release is dated as of                         , 20        .

EXECUTIVE:

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